EXHIBIT 99.1

For Immediate Release

August 6, 2026

FrontView REIT Announces Second Quarter 2026 Results and Raises 2026 Net Investment and AFFO per Share Guidance

Dallas, TX – FrontView REIT, Inc. (NYSE: FVR) (the “Company”, “FrontView”, “we”, “our”, or “us”), today announced its operating results for the quarter ended June 30, 2026.

MANAGEMENT COMMENTARY

“FrontView delivered a strong quarter across both operations and capital deployment. We are raising the midpoint of our 2026 AFFO per share guidance by $0.02, representing 7% growth over 2025. Our acquisition pipeline remains active and we are increasing our net investment guidance to $120.0 million. During the quarter, we further diversified our portfolio, expanded our presence in Top 100 MSAs, and continued to achieve sector-leading recapture rates. With the equity capital raised during the quarter and our low-levered balance sheet, we are fully funded through 2027 and well positioned to execute on our growth plan,” said Stephen Preston, Chief Executive Officer of FrontView REIT.

SECOND QUARTER 2026 HIGHLIGHTS

•
Generated net income of $1.5 million, or $0.03 per share with funds from operations (“FFO”) of $7.2 million, or $0.26 per share and adjusted funds from operations (“AFFO”) of $9.4 million, or $0.33 per share.
•
Acquired 17 properties for $58.2 million at an average capitalization of 7.34% and a weighted average lease term of 7.3 years.
•
Sold 10 properties, including 9 occupied properties, for $22.9 million in gross proceeds with an average capitalization rate of 7.12% on the occupied properties and a weighted average lease term of 9.7 years.
•
Strong liquidity with $208.2 million in capacity between cash and cash equivalents, availability under revolving credit facility, undrawn Series A Convertible Preferred Stock and unsettled forward equity proceeds.
•
Maintained strong operational performance, including 99.4% occupancy.
•
During the second quarter, we sold 2,588,775 shares of common stock under the Company’s at-the-market equity offering program at a weighted average gross price of $19.50 per share, generating gross proceeds of approximately $50.5 million. Of the shares sold, we issued and settled 898,983 shares, receiving $17.3 million in proceeds, with the remaining shares sold on a forward basis, worth $32.2 million in net proceeds.
•
Paid a quarterly dividend per common share of $0.215 representing a AFFO per share payout ratio of 64.7%.
•
Increased 2026 AFFO per share guidance to $1.32 to $1.34, implying 7% growth at the midpoint.

SUMMARIZED FINANCIAL RESULTS

The following table summarizes the Company's select financial results for the three and six months ended June 30, 2026 and 2025:

	For the three months ended June 30,		For the six months ended June 30,
(unaudited, in thousands, except shares, per share amounts and percentages)	2026	2025	2026	2025
Revenues	$18,005	$17,554	$36,190	$33,797

Net income (loss), including non-controlling interest	$1,517	$(4,530)	$1,917	$(5,867)
Earnings per share	$0.03	$(0.16)	$0.03	$(0.22)

FFO	$7,218	$6,720	$14,900	$13,149
FFO per share	$0.26	$0.24	$0.53	$0.47

AFFO	$9,396	$9,028	$18,886	$17,257
AFFO per share	$0.33	$0.32	$0.67	$0.62

Common stock dividend	$0.215	$0.215	$0.430	$0.430
AFFO payout ratio	64.7%	66.3%	64.2%	69.3%

Weighted average common shares outstanding, diluted	28,272,041	27,827,037	28,190,359	27,824,931

NET INVESTMENT ACTIVITY

The following table summarizes the Company’s investments and dispositions for the three and six months ended June 30, 2026:

	For the three months ended June 30, 2026		For the six months ended June 30, 2026
(unaudited, $ in thousands, except # of properties and percentages)	# of Properties	Amount	# of Properties	Amount
Investments	17	$58,187	27	$92,043
Less: dispositions	10	22,882	15	32,542
Investment activity	7	$35,305	12	$59,501

Investment activity
Cash yield		7.34%		7.40%
Economic yield		7.39%		7.54%
Investment grade (1)		31.4%		26.1%
Average annual escalators		1.4%		1.5%
Weighted average lease term (years)		7.3		7.8

Disposition activity
Cash yield		7.12%		7.09%
Weighted average lease term (years)		9.7		9.5
(1)
Includes Giant Eagle, which entered into an agreement to be acquired by Kroger, an IG tenant.

PORTFOLIO UPDATE

The following table summarizes the Company's real estate portfolio as of June 30, 2026:

June 30, 2026
Number of properties	316
Annualized base rent (000s)	$66,899
Gross real estate investment (000s)	$985,892
Average rent per square foot	$23.28
Rentable square feet (000s)	2,890
Number of concepts	165
Number of industries	16
Occupancy	99.4%
Weighted average lease term (years)	7.1
Investment grade %	33.6%

BALANCE SHEET AND LIQUIDITY

The following tables summarize the Company’s leverage, fixed charge coverage and liquidity as of June 30, 2026:

(unaudited) Leverage and Fixed Charge	June 30, 2026
Net Debt to Annualized Adjusted EBITDAre	5.4x
Adjusted Net Debt to Annualized Adjusted EBITDAre	4.0x
Fixed Charge Coverage Ratio	3.6x

(unaudited, $ in thousands) Liquidity	June 30, 2026
Cash and cash equivalents	$6,001
Undrawn revolving credit facility capacity	120,000
Undrawn Series A Convertible Preferred Stock	50,000
Unsettled forward equity	32,237
Total liquidity	$208,238

DISTRIBUTIONS

On August 5, 2026, our board of directors authorized a quarterly dividend of $0.215 per common share and a quarterly distribution of $0.215 per OP unit, each payable in cash on October 15, 2026, to holders of record as of September 30, 2026.

On August 5, 2026, our board of directors authorized a regular quarterly dividend on the Series A Preferred Stock, payable in cash on October 15, 2026, to holders of record as of September 30, 2026. As of August 5, 2026, 250,000 shares of Series A Preferred Stock were issued and outstanding.

2026 UPDATED GUIDANCE

The Company is revising full year 2026 AFFO per share guidance and net investment guidance.

	Prior Guidance	Current Guidance
AFFO per share	$1.29 to $1.33	$1.32 to $1.34
Net investment activity	Approximately $110.0 million	Approximately $120.0 million

The Company's 2026 guidance is based on a number of assumptions that are subject to change and many of which are outside the Company's control. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.

We do not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO per share to earnings per share attributable to common stockholders computed in accordance with GAAP, because we are unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of our ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on our GAAP results for the guidance periods.

CONFERENCE CALL AND WEBCAST

The Company will host its second quarter earnings conference call and audio webcast on Thursday, August 6, 2026, at 10:00 a.m. Central Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/768173004. If you prefer to listen via phone, U.S. participants may dial: 1-833-461-5787 (toll free) or 1-626-884-3620, conference ID 768173004.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via the web, which will be available for one year, please visit: investor.frontviewreit.com.

About FrontView REIT, Inc.

FrontView is an internally managed net-lease real estate investment trust (“REIT”) focused on acquiring, owning, and managing properties with frontage that are leased to a diversified tenant base. Our real estate-first investment strategy is centered around highly visible properties in prominent retail corridors with strong underlying real estate fundamentals. We target properties along high-traffic roads that offer strong consumer visibility and adaptable building formats capable of supporting various businesses over time.

As of June 30, 2026, FrontView owned a diversified portfolio of 316 direct frontage properties across 35 U.S. states, leased primarily to service and necessity based tenants across 16 industries, including medical and dental providers, quick-service and casual dining restaurants, financial institutions, cellular retailers, automotive related, fitness, and general retail along with several other diversified industries.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2026 updated guidance, our ability to draw on the Series A Convertible Preferred Stock, to execute our business and acquisition strategies, or to complete the sale and disposition of our investment pipeline on favorable terms, if at all, involve known and unknown risks and uncertainties, which may cause the Company’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to fluctuations in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which the Company filed with the SEC on February 25, 2026, and which you are encouraged to read, and is available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), EBITDA, EBITDAre, Adjusted EBITDAre, Annualized Adjusted EBITDAre, Adjusted Net Operating Income (“NOI”), Annualized Adjusted NOI, Adjusted Cash NOI, Annualized Adjusted Cash NOI, Net Debt, Adjusted Net Debt and Fixed Charge Coverage Ratio.

These non-GAAP financial measures should not be considered alternatives to net income as a performance measure or to cash flows from operations as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. Reconciliations of our non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Company Contact

investorrelations@frontviewreit.com

FRONTVIEW REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025
ASSETS
Real estate held for investment, at cost
Land	$350,780	$329,478
Buildings and improvements	458,562	417,393
Total real estate held for investment, at cost	809,342	746,871
Less: accumulated depreciation	(54,356)	(48,204)
Real estate held for investment, net	754,986	698,667
Assets held for sale	7,979	12,493
Mortgage loans receivable	10,316	10,324
Cash and cash equivalents	6,001	13,518
Intangible lease assets, net	99,636	99,489
Other assets	21,444	19,952
Total assets	$900,362	$854,443
LIABILITIES AND EQUITY
Liabilities
Debt, net	$329,104	$314,251
Intangible lease liabilities, net	13,849	14,474
Accounts payable and accrued liabilities	28,786	32,494
Total liabilities	371,739	361,219
Equity
FrontView REIT, Inc. equity
Series A Convertible Preferred Stock, $0.01 par value 750,000 shares authorized, 250,000 shares issued and outstanding as of June 30, 2026 (liquidation preference $25,000)	3	—
Common stock, $0.01 par value 450,000,000 shares authorized, 23,650,757 and 22,111,165 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	236	221
Additional paid-in capital	471,987	420,024
Accumulated deficit	(37,161)	(28,149)
Accumulated other comprehensive income (loss)	2,257	(901)
Total FrontView REIT, Inc. equity	437,322	391,195
Non-controlling interests	91,301	102,029
Total equity	528,623	493,224
Total liabilities and equity	$900,362	$854,443

FRONTVIEW REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Revenues
Rental revenues	$17,809	$17,547	$35,785	$33,790
Interest income on mortgage loans	196	7	405	7
Total revenues	18,005	17,554	36,190	33,797
Operating expenses
Depreciation and amortization	8,229	9,466	15,901	17,271
Property operating expenses	2,273	2,714	4,603	5,090
General and administrative expenses	3,807	3,279	7,458	6,118
Total operating expenses	14,309	15,459	27,962	28,479
Other expenses (income)
Interest expense	4,191	4,647	8,404	9,144
Gain on sale of real estate	(2,262)	(1,194)	(3,225)	(1,661)
Impairment loss	156	2,978	968	3,406
Income taxes	94	194	164	296
Total other expenses	2,179	6,625	6,311	11,185
Net income (loss)	1,517	(4,530)	1,917	(5,867)
Net income (loss) attributable to non-controlling interests	285	(1,629)	365	(2,133)
Net income (loss) attributable to FrontView REIT, Inc.	1,232	(2,901)	1,552	(3,734)
Series A Convertible Preferred Stock dividends	(422)	—	(661)	—
Net income (loss) attributable to common stockholders	$810	$(2,901)	$891	$(3,734)
Weighted average number of common shares outstanding used in earnings per share
Basic	22,831,250	19,136,225	22,556,120	18,229,095
Diluted	23,114,693	19,136,225	22,870,767	18,229,095

Earnings per share attributable to common stockholders
Basic	$0.03	$(0.16)	$0.03	$(0.22)
Diluted	$0.03	$(0.16)	$0.03	$(0.22)

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income (loss) (which is the most comparable GAAP measure) to FFO and AFFO:

	For the three months ended June 30,		For the six months ended June 30,
(unaudited, in thousands, except share, per share amounts and percentages)	2026	2025	2026	2025
Net income (loss)	$1,517	$(4,530)	$1,917	$(5,867)
Less: Series A Convertible Preferred Stock dividends	(422)	—	(661)	—
Net income (loss) attributable to OP common unitholders	1,095	(4,530)	1,256	(5,867)
Depreciation and amortization (1)	8,229	9,466	15,901	17,271
Gain on sale of real estate	(2,262)	(1,194)	(3,225)	(1,661)
Impairment loss	156	2,978	968	3,406
Funds from Operations (“FFO”)	$7,218	$6,720	$14,900	$13,149
Straight-line rent adjustments	(22)	(286)	(456)	(408)
Amortization of financing transaction and discount costs	400	400	795	795
Amortization of above/below market lease intangibles (2)	457	941	1,078	1,652
Stock-based compensation	1,065	200	2,126	815
Adjustment for structuring and public company readiness costs	—	89	—	290
Other non-recurring expenses (3)	278	964	443	964
Adjusted Funds from Operations (“AFFO”)	$9,396	$9,028	$18,886	$17,257

FFO per share	$0.26	$0.24	$0.53	$0.47
AFFO per share	$0.33	$0.32	$0.67	$0.62

Dividends per share	$0.215	$0.215	$0.430	$0.430
Dividends per share as a percentage of AFFO	64.7%	66.3%	64.2%	69.3%

Weighted average common shares outstanding, basic	22,831,250	19,136,225	22,556,120	18,229,095
Weighted average operating partnership units outstanding	5,273,171	8,690,812	5,435,376	9,595,836
Unvested restricted stock units and LTIP units (4)	167,620	—	198,863	—
Weighted average common shares outstanding, diluted (5)	28,272,041	27,827,037	28,190,359	27,824,931

(1)
Includes write-offs of intangibles of $0.3 million and $1.6 million for the three months ended June 30, 2026 and 2025, respectively, and $0.6 million and $1.6 million for the six months ended June 30, 2026 and 2025, respectively.
(2)
Includes write-offs of $(0.1) million for both the three and six months ended June 30, 2026 and $0.4 million for both the three and six months ended June 30, 2025.
(3)
Other non-recurring expenses include one-time expenses, deal pursuit costs and other non-recurring items.
(4)
Excludes unvested performance based LTIP awards that are contingently issuable.
(5)
Represents weighted average common shares outstanding, diluted, excluding any shares issuable upon conversion of the Company's Series A Convertible Preferred Stock.

We compute FFO in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. Our leases typically include cash rents that increase through lease escalations over the term of the lease. Our leases do not typically include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. To derive AFFO, we modify the Nareit computation of FFO to include other adjustments to GAAP net income related to certain non-cash or non-recurring revenues and expenses, including, as applicable, straight-line rents, cost of debt extinguishments, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, realized gains or losses on foreign currency transactions, Internalization expenses, structuring and public company readiness costs, extraordinary items, and other specified non-cash items. We believe that such items are not indicative of operating performance and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We also use AFFO as a measure of our performance when we formulate corporate goals. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by one-time cash and non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of AFFO accordingly.

The following is a reconciliation of net income (which is the most comparable GAAP measure) to EBITDA, EBITDAre, Adjusted EBITDAre, Adjusted NOI and Adjusted Cash NOI:

(unaudited, in thousands)	For the three months ended June 30, 2026
Net income	$1,517
Depreciation and amortization (1)	8,366
Interest expense	4,191
Income taxes	94
EBITDA	$14,168
Gain on sale of real estate	(2,262)
Impairment loss	156
EBITDAre	$12,062
Adjustments:
Current period investment activity (2)	903
Current period disposition activity (2)	(142)
Non-cash compensation expense	1,065
Exclude non-recurring expenses (3)	278
Exclude write-offs of non-cash items	815
Adjusted EBITDAre	$14,981
General and administrative, net of non-recurring	2,464
Adjusted Net Operating Income (“NOI”)	$17,445
Straight-line rental revenue, net	(550)
Adjusted Cash NOI	$16,895

Annualized Adjusted EBITDAre	$59,924
Annualized Adjusted NOI	$69,780
Annualized Adjusted Cash NOI	$67,580

(1)
Includes amortization of above/below market lease intangibles of $0.5 million and excludes write-offs of intangibles of $0.3 million.
(2)
Reflects an adjustment to give effect to all investments and dispositions during the quarter as if they had been acquired or disposed as of the beginning of the period.
(3)
Reflects an adjustment to exclude non-recurring expenses including one-time expenses, deal pursuit costs and other non-recurring items.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that EBITDA provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. In 2017, Nareit issued a white paper recommending that companies that report EBITDA also report EBITDAre in financial reports. We compute EBITDAre in accordance with the definition adopted by Nareit. Nareit defines EBITDAre as EBITDA (as defined above) excluding gains (loss) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs.

EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We compute Adjusted EBITDAre as EBITDAre for the applicable quarter, as adjusted to (i) reflect all investment and disposition activity that took place during the applicable quarter as if each transaction had been completed on the first day of the quarter, (ii) exclude certain GAAP income and expense amounts that we believe are infrequent and unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, (iii) eliminate the impact of lease termination fees from certain of our tenants, and (iv) exclude non-cash stock-based compensation expense. Annualized Adjusted EBITDAre is calculated by multiplying Adjusted EBITDAre for the applicable quarter by four, which we believe provides a meaningful estimate of our current run rate for all of our investments as of the end of the most recently completed quarter given the contractual nature of our long-term net leases. You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre.

Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

Adjusted Net Operating Income (“NOI”) and Adjusted Cash NOI are non-GAAP financial measures which we use to assess our operating results. We compute Adjusted NOI as Adjusted EBITDAre excluding general and administration expenses. We further adjust Adjusted NOI for non-cash revenue components of straight-line rent and other amortization expense to derive Adjusted Cash NOI. We believe Adjusted NOI and Adjusted Cash NOI provide useful and relevant information because they reflect only those income and expense items that are incurred at the property level.

Adjusted NOI and Adjusted Cash NOI are not measurements of financial performance under GAAP and may not be comparable to similarly titled measures of other companies. You should not consider Adjusted NOI and Adjusted Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

Annualized Adjusted NOI is calculated by multiplying Adjusted NOI for the applicable quarter by four and Annualized Adjusted Cash NOI is calculated by multiplying Adjusted Cash NOI for the applicable quarter by four. We believe these annualized figures provide a meaningful estimate of our current run rate for all of our investments as of the end of the most recently completed quarter given the contractual nature of our long-term net leases. You should not unduly rely on these measures as they are based on assumptions and estimates that may prove to be inaccurate. Our actual Adjusted NOI and Adjusted Cash NOI for future periods may be significantly different from our Annualized Adjusted NOI and Annualized Adjusted Cash NOI.

The following table reconciles total debt (which is the most comparable GAAP measure) to Net Debt and Adjusted Net Debt, and presents the ratios of Net Debt to Annualized Adjusted EBITDAre and Adjusted Net Debt to Annualized Adjusted EBITDAre:

(unaudited, in thousands)	As of June 30, 2026
Debt
Term Loan	$200,000
Revolving Credit Facility	130,000
Gross Debt	330,000
Cash and cash equivalents	(6,001)
Net Debt	$323,999
Net value of undrawn Series A Convertible Preferred Stock	(50,000)
Net value of unsettled forward equity	(32,237)
Adjusted Net Debt	$241,762

(unaudited) Leverage	As of June 30, 2026
Net Debt to Annualized Adjusted EBITDAre	5.4x
Adjusted Net Debt to Annualized Adjusted EBITDAre	4.0x

Net Debt is a non-GAAP financial measure. We define Net Debt as our Gross Debt less cash and cash equivalents. We then adjust Net Debt by the undrawn Series A Preferred Stock and unsettled forward equity to derive Adjusted Net Debt. The ratios of Net Debt to Annualized Adjusted EBITDAre and Adjusted Net Debt to Annualized Adjusted EBITDAre represent Net Debt and Adjusted Net Debt as of the end of the applicable period divided by Annualized Adjusted EBITDAre for the period, respectively. We believe that these ratios are useful to investors and analysts because they provide information about Gross Debt less cash and cash equivalents as well as Gross Debt less cash and cash equivalents, undrawn Series A Preferred Stock and unsettled forward equity, which could be useful to repay debt.

The following table summarizes our fixed charges, and presents Annualized fixed charges to Annualized Adjusted EBITDAre:

(unaudited, in thousands)	As of June 30, 2026
Interest expense	$4,191
Non-cash interest	(400)
Preferred dividends	422
Fixed charges	4,213
Annualized fixed charges	16,852
Fixed Charge Coverage Ratio	3.6x

The Fixed Charge Ratio is the ratio of Annualized Adjusted EBITDAre to Annualized Fixed Charges. Fixed charges are computed for the applicable quarter on a consolidated basis as interest expense (excluding amortization of fees paid in cash and discounts and premiums on debt), plus regularly scheduled principal repayments of debt (excluding any balloon or similar payments), plus any preferred dividends payable in cash.

The Annualized Fixed Charges is calculated by multiplying fixed charges for the applicable quarter by four. We believe this ratio is useful to investors and analysts as it is used to evaluate our liquidity and ability to obtain financing.